Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-238116 and 333-255537) and Form S-8 (Nos. 333-209972, 333-211884, 333-255538) of Welbilt, Inc. of our report dated February 26, 2021 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
February 28, 2022